Exhibit 4.1



CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF ALAMCO, INC.

Alamco, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify:

FIRST: That the amendment to the Corporation's Certificate of Incorporation set forth in the following resolution was unanimously approved by the Corporation's Board of Directors at a meeting held on March 24, 1995 and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation of the Corporation be amended by deleting in its entirety the first paragraph of
Article IV thereof and substituting therefor the following provision so that, as amended, the first paragraph of Article IV shall be amended and restated to read in its entirety as follows:

ARTICLE IV

Capital Stock

The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is sixteen million (16,000,000) shares, of which fifteen million (15,000,000) shares shall be Common Stock with a par value of ten cents ($0.10) per share, and of which one million (1,000,000) shares shall be Preferred Stock with a par value of One Dollar ($1.00) per share, and the shares of Common Stock and Preferred Stock are expressly authorized to be issued by the Board of Directors from time to time in one or more classes of stock, voting or non-voting, or in one or more series of stock within any class thereof, and the Board of Directors is expressly authorized to determine, in a resolution providing for the issuance of any class or series of Common Stock or Preferred Stock, the designations, preferences, dividend rate, redemption provisions, sinking fund provisions, rights on liquidation or dissolution, voting power, conversion rights, and other preferences and relative, participating, option or other special rights and qualifications or restric-tions, of shares of such class or series not fixed and determined by the Certificate of Incorporation.

SECOND: That said amendment has been consented to and authorized by the stockholders of the Corporation at an annual meeting held on May 12, 1995, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Alamco, Inc. has caused this Certificate to be signed and attested by its duly authorized officers this 12th day of May 1995.

ALAMCO, INC.


By:  /s/ John L. Schwager, President
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     John L. Schwager, President


ATTEST:


By:  /s/ Jane Merandi, Secretary
     ------------------------------------
     Jane Merandi, Secretary